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[IBIS LOGO]                                                         EXHIBIT 99.1
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Technology Corporation


CONTACT

Debra L. Nelson                       Van Negris / Philip J. Denning
Ibis Technology Corporation           Kehoe, White, Savage & Co., Inc.
(978) 777-4247                        (212) 888-1616


FOR IMMEDIATE RELEASE:


                      IBIS TECHNOLOGY CORPORATION REPORTS
             LETTER OF INTENT FROM MITSUBISHI MATERIALS CORPORATION
        TO PURCHASE IBIS 1000 OXYGEN IMPLANTER, AS PREVIOUSLY ANNOUNCED;

                       IBIS AND MITSUBISHI IN DISCUSSIONS
                TO LICENSE IBIS SIMOX-SOI ADVANTOX(TM) PROCESS;

            IBIS' STRATEGIC PARTNER MITSUBISHI MATERIALS CORPORATION
             ENTERS NEW PHASE OF COOPERATIVE BUSINESS RELATIONSHIP


DANVERS, MA MARCH 11, 1998 - Ibis Technology Corporation (Nasdaq: IBIS), the leading supplier of SIMOX-SOI (Separation by IMplantation of OXygen / Silicon-on-Insulator) wafers to semiconductor manufacturers, today announced that Mitsubishi Materials Corporation (Mitsubishi), through its Mitsubishi Materials Silicon Corporation subsidiary, has issued a letter of intent to purchase an Ibis 1000 oxygen implanter and has entered into discussions regarding a licensing agreement related to Ibis' ADVANTOX(TM) SIMOX-SOI wafer product with exclusive rights to the Japanese and Asian markets. The letter of intent was previously disclosed in Ibis' March 5, 1998 press release and was reported in the March 10, 1998 issue of Nikkan Kougyo Shinbun Business and Technology.

Mitsubishi's intent to purchase an Ibis 1000 and discussions to enter into an ADVANTOX(TM) licensing agreement represent a strengthening of its cooperative business relationship with Ibis. Mitsubishi Materials Corporation has been Ibis' strategic partner since 1994 and has the exclusive right to sell Ibis' SIMOX-SOI wafers in Japan. In addition, the two companies have collaborated on an extensive research and development program aimed at improving the quality and manufacturing of SIMOX SOI wafers.

It was also reported that Mitsubishi is committed to expanding their ability to supply Ibis' SIMOX-SOI wafers to all of Asia. Mitsubishi's U.S. subsidiary, Mitsubishi Silicon America, will cooperate with Ibis on martket development for North America and Europe.

Martin J. Reid, President and Chief Executive Officer of Ibis Technology Corporation, commented: "The Nikkan report confirms Mitsubishi Materials Corporation's intent to purchase an Ibis 1000 implanter, as previously announced, and to work with Ibis on the manufacturing, marketing and distribution of SIMOX SOI wafers in the highly strategic Japanese and Asian markets. We welcome the opportunity to enter the next phase of our close collaborative relationship with Mitsubishi Materials Corporation, one of the world's leading silicon wafer manufacturers. We believe that the combined efforts of Ibis and Mitsubishi is an important step in the adoption of SIMOX-SOI technology worldwide."


                                     -more-


    IBIS TECHNOLOGY CORPORATION   32A Cherry Hill Drive   Danvers, MA 01923
        Telephone (508) 777-4247 or (508) 777-IBIS   Fax (508) 777-6570



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IBIS TECHNOLOGY CORPORATION
Page Two
March 11, 1998


Ibis Technology Corporation is an advanced materials company which supplies SIMOX-SOI wafers to the semiconductor industry and whose goal is to be the world leader in volume manufacturing of SIMOX-SOI wafers. SIMOX-SOI wafers are silicon-on-insulator wafers which enable the production of integrated circuits with significant advantages over circuits constructed on conventional bulk silicon or epitaxial wafers. Ibis is promoting the global acceptance of SIMOX-SOI wafers by continuing to develop advanced proprietary oxygen implanters and process technology as well as by the formation of strategic alliances.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this press release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, equipment capacity and supply constraints or difficulties, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.

NOTE: Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis's World Wide Web site on the Internet at: http//www.ibis.com

                                NOTE TO EDITORS
                                ---------------

The following is a translation of an article that appeared in the March 10, 1998 edition of Nikkan Kougyo Shinbun Business and Technology in Japan:

Mitsubishi Materials Corporation (President: Yumi Akimoto; Paid-in Capital:
99.3 yen) and Ibis Technology Corporation, A U.S. company (President and Chief Executive Officer: Martin J. Reid; Headquarters: Danvers, MA) have agreed to enter the new phase of their cooperative business relationship, including a licensing agreement relating to Ibis' SIMOX wafers. The two companies have been cooperating since 1994 in technology and market development of SIMOX wafers.

SIMOX wafers are types of SOI/(Silicon on Insulator) wafers which feature a oxide layer buried beneath the surface of a silicon wafer. SIMOX wafers are expected to find wide application in semiconductor devices requiring high speed, low voltage and low power consumption. The new business agreement will cover the purchase of an ion implanter developed by Ibis, known as the Ibis 1000, by Mitsubishi Materials' subsidiary company, Mitsubishi Materials Silicon Corporation. With the purchase of this equipment, Mitsubishi Materials Corporation will become a reliable supplier to its Japanese and Asian customers. In addition to the high-dose wafers, SIMOX wafers to be supplied will include ADVANTOX(TM) wafers which are newly developed low dose wafers. Among the many different types of low dose wafers manufactured thus far, ADVANTOX(TM) wafers show the lowest pinhole density, low enough for mass production of the semiconductor devices.

With regard to sales of SIMOX wafers, Mitsubishi Materials Corporation will have exclusive sales rights in Japan and the Asian market. For the North American and European market, Mitsubishi Materials Corporation's U.S. subsidiary, Mitsubishi Silicon America, will cooperate with Ibis in market development and sales.

With the new agreement, the combined production capacity of Mitsubishi Materials Corporation and Ibis will be approximately 10,000 six-inch or eight-inch wafers per month, which is believed to be the world's largest production capacity for SIMOX-SOI wafers today.

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